Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89109 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee Chairman & CEO	Steve Capp CFO	Wade Hundley COO	Chris Plant Lewis Fanger Investor Relations

FOR IMMEDIATE RELEASE:

December 17, 2004

Pinnacle Entertainment Announces Pricing of

Public Offering of Four Million Shares of Common Stock

LAS VEGAS, December 17, 2004 — Pinnacle Entertainment, Inc. (NYSE: PNK - News) announced that the underwritten public offering of its four million newly issued shares of common stock has been priced at $18.25 per share, which will result in gross proceeds to Pinnacle of $73.0 million. The offering has been increased to four million shares from its originally announced size of three million shares. Lehman Brothers Inc. and Deutsche Bank Securities Inc. are acting as joint book-running managers of the offering. In addition, Bear, Stearns & Co. Inc. is acting as joint lead manager of the offering.

The offering is expected to close on December 22, 2004, subject to customary closing conditions. The underwriters of the offering have a 30-day option to purchase an additional 600,000 shares of common stock from Pinnacle.

Copies of the final prospectus supplement relating to the offering may be obtained by written request to Lehman Brothers Inc., c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717 or email request to sabrina_neat@adp.com ormonica_castillo@adp.com, or by oral or written request to Linda Wegmann, Deutsche Bank Securities, 1251 Avenue of the Americas, Floor 25, New York, NY 10020, (212) 474-7392.

The shares are being offered pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy common stock nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area. The Company is currently building a major casino resort in Lake Charles, Louisiana and has been selected for two casino development projects in the St. Louis, Missouri area. Each of these development projects is dependent upon final approval by the Louisiana Gaming Control Board and the Missouri Gaming Commission, respectively.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such statements and factors include, but are not limited to, the successful completion of the offering of our common stock. For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.